Exhibit 99.1

Lihua International Reports Fourth Quarter and Full-Year 2013 Financial Results

Full-Year 2013 Revenue of $900.7 Million and Net Income of $56.2 Million

DANYANG, CHINA — March 17, 2014 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products, copper wire and copper clad aluminum (“CCA”) cable and wire, today announced financial results for the fourth quarter and full-year ended December 31, 2013.

“2013 was a transitional year for Lihua as we invested in critical upgrades and process improvements to our facilities and prepared to launch a new higher technology, higher quality CCA superfine wire product,” said Mr. Jianhua Zhu, founder, chairman and CEO. “Although these enhancements resulted in fewer production days, and therefore, reduced sales and profitability, we believe these developments will help to drive improvement on both the top and bottom lines in the future.”

“We remain modestly positive about the outlook for Lihua, despite relatively weak infrastructure spending in China and persistent narrower spreads between the purchase price of our raw materials and the average copper market price,” Mr. Zhu continued. “During the year, we continued to strengthen our balance sheet and cash flow from operations, and we have no debt. We plan to gradually ramp up production and sales of our new CCA superfine wire product in 2014, and expect this new, higher margin product to eventually replace our old CCA product. Additionally, we have taken the production process for this new product completely in-house, creating a one-stop-shop experience by adding the ability to bind and draw pure copper and pure aluminum together ourselves. We believe these changes, along with our strong cash position provide a solid foundation on which to grow our business and improve market share in 2014.”

2013 and Recent Business Highlights

•	In March 2014, completed the modifications to the dust collection system.

•	Commenced pre-commercial marketing activities for the new CCA cable and wire product, installed production equipment and commenced batch production for this new product in the fourth quarter.

•	Finished construction of all production, warehousing and storage facilities on 30-acre campus, including facilities to house the production equipment for the new CCA cable and wire product.

•	Completed construction of and launched production on the Company’s third dedicated copper anode smelter.

Fourth Quarter 2013 Financial Results

Sales for the fourth quarter of 2013 were $217.3 million, compared with sales of $254.9 million for the fourth quarter of 2012. The decrease in revenue was primarily due to the suspension of production in December of the copper rod smelter for the maintenance upgrade, and to lower average selling prices for all Lihua products due to the decline in copper prices.

Lihua’s copper wire, CCA wire, copper anode and copper rod products accounted for sales of $76.7 million, $12.6 million, $112.7 million and $15.3 million, respectively in the fourth quarter of 2013. This compares with copper wire sales of $87.4 million, CCA wire sales of $15.1 million, copper anode sales of $129.7 million and copper rod sales of $22.7 million in the fourth quarter of 2012. During the fourth quarter of 2013, the average selling price of Lihua’s products was $7,541 per ton, compared with $8,110 per ton in the same period last year. The decline in the average selling price was primarily related to the overall decline in copper prices compared with the same period last year.

Lihua International, Inc.

Gross profit for the fourth quarter of 2013 was $20.5 million, a decrease of 17.9% from gross profit of $24.9 million for the fourth quarter of 2012. As a percentage of total sales, gross margin was 9.4% in the fourth quarter of 2013, compared with 9.8% for the same period last year. The slight decrease in gross margin was due to an increased copper anode component in the product mix, which is a lower margin product relative to our other wire products, as well as a narrower spread between the Company’s raw material cost and the products selling price.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2013 were $2.6 million, compared with $3.4 million in the same period of 2012.

For the three months ended December 31, 2013, provision for income taxes was $4.8 million, compared with $5.7 million for the three months ended December 31, 2012. The effective tax rate for the fourth quarter of 2013 was 26.5%, compared with 26.7% for the fourth quarter of 2012.

Net income for the fourth quarter of 2013 was $13.2 million, or $0.44 per share, compared with net income of $15.8 million, or $0.52 per share, for the fourth quarter of 2012. Per share figures for both the 2013 and 2012 periods are based on 30.0 million weighted average diluted shares outstanding.

Non-GAAP net income for the fourth quarter of 2013 was $13.3 million, or $0.44 per diluted share, compared with non-GAAP net income of $15.9 million, or $0.52 per diluted share, for the fourth quarter of 2012. Non-GAAP net income excludes the aggregate impact of warrant-related non-cash loss of $0.05 million and $0.1 million in the fourth quarters of 2013 and 2012, respectively.

Adjusted EBITDA for the three months ended December 31, 2013 was $19.1 million, compared with $22.9 million for the same period in the prior year.

Summary 2013 Financial Results

Revenue for 2013 was $900.7 million, compared with $853.8 million for the full-year of 2012. For the full year of 2013, gross profit was $86.4 million, net income was $56.2 million and diluted earnings per share were $1.87. Non-GAAP net income was $56.3 million for 2013 and non-GAAP diluted earnings per share were $1.88 for the year. Adjusted EBITDA for 2013 was $80.0 million.

Balance Sheet and Cash Flow

As of December 31, 2013, Lihua had $203.4 million, or $6.78 per diluted share, in cash and cash equivalents, compared with $144.3 million, or $4.82 per diluted share, as of December 31, 2012. Cash flow from operations for 2013 was $61.0 million, compared with cash flow from operations of $48.7 million in 2012. As of December 31, 2013, Lihua had working capital of $274.6 million and no debt.

Lihua International, Inc.

Outlook

“Given the slowdown in China’s economy and current infrastructure spending, we expect modest growth on the top and bottom lines in 2014. We plan to gradually ramp up production and sales of our new higher margin CCA superfine wire product, but we don’t expect to see substantial growth from the product in its first full-year. We remain cautiously optimistic about the economic outlook and copper supply and demand dynamics in China. As such, we expect full-year 2014 gross profit and non-GAAP net income to be in the range of $89-91 million and $58-60 million, respectively, representing year-over-year improvement of 3.0-5.3% and 3.0-6.6%,” concluded Mr. Zhu.

Conference Call and Webcast

Management of Lihua International will host a conference call today, March 17, 2014 at 8:00 a.m. Eastern time to discuss the fourth quarter and full-year 2013 financial results. Individuals interested in participating in the conference may do so by dialing 1-877-941-2068 in the U.S. and Canada, or 1-480-629-9712 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call and through March 24, 2013. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4668435#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Lihua International, Inc.

Non-GAAP Net Income Calculation

	For Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income	$13,233,558	$15,793,687	$56,159,450	$57,942,003
Loss (Gain) on Extinguishment of Warrant Liabilities	11,889	-	8,369	(73,291)
Change in fair value of warrants	41,536	101,000	106,536	124,000
Non-GAAP Net Income	$13,286,983	$15,894,687	$56,274,355	$57,992,712

Adjusted EBITDA Calculation

	For Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income	$13,233,558	$15,793,687	$56,159,450	$57,942,003
Depreciation and amortization	1,160,246	1,294,612	4,361,117	3,669,077
Share-based compensation expense	93,796	68,780	343,513	382,089
Loss (Gain) on extinguishment of Warrant Liabilities	11,889	-	8,369	(73,291)
Change in fair value of warrants	41,536	101,000	106,536	124,000
Interest income	(169,130)	(129,444)	(660,326)	(547,679)
Provision for income tax	4,763,087	5,745,058	19,724,917	20,730,844
Adjusted EBITDA	$19,134,982	$22,873,693	$80,043,576	$82,227,043

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper cable and wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Lihua International, Inc.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Kathy Price

(212) 481-2050 / lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$203,406,220	$144,300,290
Accounts receivable, net	60,497,780	45,284,923
Prepayments for raw material purchases	17,143,138	19,569,239
Other receivables, deposits and prepayments	337,189	559,955
Prepaid land use right – current portion	418,502	406,026
Deferred income tax assets	146,418	24,948
Inventories	12,140,696	17,844,405
Total current assets	294,089,943	227,989,786
OTHER ASSETS
Property, plant and equipment, net	47,139,458	47,197,115
Construction in progress	5,559,901	175,006
Prepaid land use right – long-term portion	18,701,959	18,546,658
Intangible assets	42,195	3,332
Total non-current assets	71,443,513	65,922,111
Total assets	$365,533,456	$293,911,897

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	7,415,370	3,891,110
Other payables and accruals	7,143,964	4,937,404
Income taxes payable	4,941,050	5,797,188
Warrant liabilities	33,262	354,000
Total current liabilities	19,533,646	14,979,702
Total liabilities	19,533,646	14,979,702

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,295,955 shares issued and 30,031,908 shares outstanding as of December 31, 2013 (2012: 30,084,883 shares issued and 29,820,836 shares outstanding), respectively	3,029	3,008
Additional paid-in capital	80,627,496	79,257,921
Treasury stock, at cost, 264,047 shares as of December 31, 2013 and 2012, respectively	(2,126,597)	(2,126,597)
Statutory reserves	18,723,836	14,566,846
Retained earnings	222,165,580	170,163,120
Accumulated other comprehensive income	26,606,466	17,067,897
Total stockholders' equity	345,999,810	278,932,195
Total liabilities and stockholders' equity	$365,533,456	$293,911,897

See accompanying notes to consolidated financial statements in the Company’s corresponding Form 10-K.

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	Year Ended December 31,
	2013	2012

NET REVENUE	$900,726,958	$853,766,541

Cost of sales	(814,327,740)	(764,218,167)

GROSS PROFIT	86,399,218	89,548,374

Selling expenses	(3,020,600)	(2,954,460)
General and administrative expenses	(8,073,172)	(8,621,494)

Income from operations	75,305,446	77,972,420

Other income (expenses):
Interest income	660,326	547,679
Interest expenses	-	-
Foreign exchange differences	(1,636)	109,638
Gain (Loss) on extinguishment of warrant liabilities	(8,369)	73,291
Change in fair value of warrants	(106,536)	(124,000)
Other income (expenses)	35,136	93,819
Total other income (expenses)	578,921	700,427

Income before income taxes	75,884,367	78,672,847
Provision for income taxes	(19,724,917)	(20,730,844)

NET INCOME	$56,159,450	$57,942,003

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	9,538,569	659,754

COMPREHENSIVE INCOME	$65,698,019	$58,601,757

Net income per share
Basic	$1.88	$1.94
Diluted	$1.87	$1.93

Weighted average number of shares outstanding
Basic	29,858,880	29,815,943
Diluted	29,996,833	29,965,811

See accompanying notes to consolidated financial statements in the Company’s corresponding Form 10-K.

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$56,159,450	$57,942,003
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,361,117	3,669,077
Loss on disposal of property, plant and equipment	86,330	-
Share-based compensation	343,513	382,089
(Gain) Loss on extinguishment of warrant liabilities	8,369	(73,291)
Change in fair value of warrants	106,536	124,000
Deferred income tax benefits	(118,821)	175,379
(Increase) decrease in assets:
Accounts receivable	(13,597,256)	(14,065,887)
Bills receivable	-	-
Prepayments for raw material purchases	2,984,314	2,357,227
Other receivables, deposits and prepayments	236,354	1,321,844
Inventories	6,158,432	(2,294,323)
Increase (decrease) in liabilities:
Accounts payable	3,350,965	(2,180,647)
Other payables and accruals	1,987,001	198,772
Income taxes payable	(1,019,365)	1,173,326
Net cash provided by operating activities	61,046,939	48,729,569

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and construction in progress	(7,796,777)	(9,365,100)
Deposits for plant and equipment	-	-
Net cash used in investing activities	(7,796,777)	(9,365,100)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of common stock dividend	-	(992,846)
Repayments of short-term bank loans	-	-
Repurchase of common stock	-	-
Proceeds from exercise of share options	495,000	-
Proceeds from exercise of warrants	95,441	-
Net cash (used in) provided by financing activities	590,441	(992,846)
Foreign currency translation adjustment	5,265,327	291,040
INCREASE IN CASH AND CASH EQUIVALENTS	59,105,930	38,662,663
CASH AND CASH EQUIVALENTS, at the beginning of the year	144,300,290	105,637,627
CASH AND CASH EQUIVALENTS, at the end of the year	$203,406,220	$144,300,290
MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$343,513	$382,089
Issuance of common stock to settle warrant liabilities	435,643	311,709
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$20,743,750	$19,569,241

See accompanying notes to consolidated financial statements in the Company’s corresponding Form 10-K.